FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “First Amendment”) is made and entered into as of April 27, 2015 (the “Effective Date”) by and between Quest Solution, Inc., a Delaware corporation (the “Company”), and Scot Ross, an individual (the “Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement effective November 20, 2014 (the “Employment Agreement”);

WHEREAS, pursuant to Section 10.4 of the Employment Agreement, the Employment Agreement may be amended by a written instrument executed by both Executive and the Company; and

WHEREAS, the parties wish to amend the Employment Agreement.

NOW, THEREFORE, the parties agree that Sections 3.6 of the Employment Agreement are amended and restated in their entirety as follows:

3.6 Key Man Life Insurance. The Company will maintain and will pay the premiums on a key-man term life insurance policy on the life of the Employee. Such policy shall (a) be in the amount of not less than $1.0 million, and (b) remain in full force and effect for the Term, or until the expiration of the term of said policy, if sooner. The Executive will cooperate with the Company in securing the insurance policy by submitting to all required medical examinations, supplying all information and executing all documents required in order for the Company to secure the insurance. Each of the Executive and the Company agrees to take whatever action is reasonably required by the insurer to maintain such policy in full force and effect for such time. Upon the termination of the Executive’s employment hereunder for any reason, the Company shall assign to the executive any and all rights which it may have in and to said insurance policy for the value of the prepaid unearned premium thereof. Consequently, any premium payments due starting the month following the Executive’s termination of employment will be the responsibility of the Executive and any cash value will be taxable to the Executive at that time. Should the Company determine at any point in time to cancel the policy, Executive will have the Right of First Refusal to buy the insurance policy at the then fair market value of the Policy.

Except as otherwise explicitly set forth herein, all other terms and conditions of the Employment Agreement remain in effect. In the event of a conflict between this First Amendment and the Employment Agreement, this First Amendment shall govern.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Employment Agreement as of the date first above written.

QUEST SOLUTION, INC.

By:	/s/ Jason Griffith
Name:	Jason Griffith
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Scot Ross
Name:	SCOT ROSS